Exhibit 5.2

KRAMER LEVIN NAFTALIS & FRANKEL LLP

, 2010

Baltic Trading Limited

299 Park Avenue, 20th Floor

New York, New York 10171

Re:          Baltic Trading Limited

Ladies and Gentlemen:

We have acted as United States counsel to Baltic Trading Limited, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”), including the prospectus included therein, filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of                              shares (the “Shares”) of Common Stock of the Company, par value $0.01 per share (the “Common Stock”) and related Common Stock purchase rights (the “Rights”).

In rendering this opinion, we have reviewed copies of the following documents:

(A)                             the Registration Statement;

(B)                               the Articles of Incorporation of the Company as such Articles of Incorporation have been amended and/or restated through the date hereof;

(C)                               the By-laws of the Company as such By-laws have been amended and/or restated through the date hereof;

(D)                              certain resolutions of the Board of Directors of the Company; and

(E)                                the Shareholders Rights Agreement (the “Rights Agreement”) between the Company and BNY Mellon Shareowner Services, as rights agent (the “Rights Agent”).

We have also made such inquiries and reviewed such documents and records as we have deemed necessary or appropriate as a basis for our opinion.  As to factual matters only, we have also relied upon the statements, representations and certificates of officers or other representatives of the Company, public officials and others.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Rights, when issued in accordance with the terms of the Rights Agreement, will be legally issued and will constitute binding obligations of the Company, subject to applicable bankruptcy, insolvency, fraudulent

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conveyance or transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

In rendering this opinion, we have assumed that (i) the Rights Agent has the requisite organizational and legal power and authority to enter into, deliver, and perform its obligations under the Rights Agreement, (ii) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and (iii) the Rights Agreement constitutes a valid and binding obligation of the Rights Agent, enforceable against the Rights Agent in accordance with its terms.  For purposes of our opinion, we have, with your permission, examined and relied upon the opinion addressed to you dated the date hereof from Reeder & Simpson, P.C., to the effect that (i) the Company is a corporation domesticated and validly existing under the laws of the Republic of The Marshall Islands, (ii) the Company has the requisite organizational and legal power and authority to enter into and perform its obligations under the Rights Agreement, (iii) the Shares have been duly authorized and, when issued and delivered against payment therefore as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable, (iv) the Rights Agreement and the issuance of the Rights in respect of the Shares have been duly authorized by the Company, and (v) the Rights Agreement has been duly executed and delivered by the Company.

We express no opinion as to any laws other than the laws of the State of New York and the federal laws of the United States of America (the “Relevant Laws”).

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby authorize the addressee of this opinion to file it as an exhibit to a the Registration Statement and consent to the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement or the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act.

Very truly yours,

Kramer Levin Naftalis & Frankel LLP